EXHIBIT 20.1

State of Florida	S837,519.00 USD

County of Broward

BILL OF SALE OF EQUIPMENT

IN  CONSIDERATION of the sum of eight hundred thirty-seven thousand, five hw1dred nineteen ( $837,519.00) USD, inclusive of all sales taxes, paid by Promissory Note dated December I, 2011, the receipt of which consideration is acknowledged, Connied, Inc. (the 'Seller') of the Equipment set forth in Schedule A, attached and hereby incorporated into this Bill of Sale, SELLS  AND DELIVERS, effective December 1, 2011 , to Majic Wheels, Inc. (the 'Purchaser') of the Equipment set forth in Schedule A, the following equipment (the 'Equipment'):

SEE SCHEDULE A

THE   SELLER   EXPRESSLY   DISCLAIMS  ALL  WARRANTIES,  WHETHER EXPRESSED OR  IMPLIED, INCLUDING  BUT NOT  LIMITED  TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR  FITNESS FOR A PARTICULAR  PURPOSE.  THE  SELLER  DOES  NOT  ASSUME,  OR AUTHORIZE  ANY OTHER  PERSON  TO  ASSUME ON THE BEHALF OF THE SELLER, ANY LIABILITY  IN CONNECTION  WITH THE SALE OF THE EQUIPMENT. THE  SELLER'S ABOVE   DISCLAIMER OF WARRANTIES DOES NOT, IN ANY WAY, AFFECT THE TERMS OF ANY APPLICABLE WARRANTIES FROM THE MANUFACTURER OF THE EQUIPMENT.

THE  PURCHASER  HAS  BEEN  GIVEN  THE  OPPORTUNITY  TO  INSPECT THE EQUIPMENT OR TO HAVE IT INSPECTED AND THE PURCHASER  HAS ACCEYIED THE  EQUIPMENT  IN  ITS EXJSTING  CONDITION. FURTHER, THE  SELLER DISCLAIMS  ANY WARRANTY  AS TO  THE  CONDITION  OF THE_____________EQUIPMENT.

SIGNED,SEALED, AND DELIVERED

this 14th day of February, 2012 in front of the person below who is over 18 years of age and not involved with the contents of this document or related to any of the parties in this document.

SIGNED,SEALED, AN D DELIVERED	BUYER: MAJIC WHEELS, INC.

this 14th day of February,2012 in front of the person below who is over 18 years of age and not involved with the contents of this document or related to any of the parties in this document.